InforMedix Appoints Harry M. Stokes SVP and Chief Financial Officer

ROCKVILLE, MD - October 4, 2006 -- InforMedix Holdings, Inc. (OTCBB: IFMX), said today it appointed Harry M. Stokes to serve as its Senior Vice President and Chief Financial Officer, responsible for financial reporting, strategic financial planning and financial operations. Mr. Stokes brings extensive expertise in the areas of Business Analysis, Strategic and Tactical Planning, Operational & Cash Planning, Corporate Communications, Negotiations, and Business Development.

Mr. Stokes is an accomplished financial and operating executive with over 25 years of experience managing national and international organizations holding assets from $5 million to in excess of $1 billion. Most recently, he served as CFO for Transnational Automotive Group (OTC BB: TAMG). From 2002-2005 he served as Chief Financial Officer and Vice President of Finance and Administration for the Major Indoor Soccer League, LLC. From 1994-2002, he was the Managing Director of HMS & Associates, a consulting firm representing high net-worth individuals, and privately held organizations, which provided strategic, operational and financial consulting to both start-up and established domestic and international organizations.

Mr. Stokes previously served as Vice President of Finance of Gund Investment Corporation, where he personally represented a high net-worth individual as a key financial, strategic, operational and investment advisor on all portfolio assets and operating companies. He provided extensive merger, acquisition, integration, turn-around, operating and tax planning counsel and entity leadership. His role also included service as lead financial advisor for several of the closely held investments.

Dr. Bruce Kehr, InforMedix chairman and CEO said that InforMedix is, “Very fortunate to have attracted a person of Mr. Stokes’ experience and competence to join us as SVP & CFO at this important time. We are really excited given Harry’s extensive background in structuring relationships with distributors and channel partners, and working successfully with high net worth individuals and institutional investors.”

“I am exceptionally pleased to join the senior management of InforMedix and participate in the Company’s efforts to improve the health and life span of senior citizens, the chronically ill, and many acute care patients. InforMedix’s Med-eMonitor is clinically proven to dramatically improve the medication adherence concerns of care-givers, and I believe will enable insurers to better manage the future healthcare costs of our aging baby boomer generation”, stated Mr. Stokes.

The Company also announced the resignation of Douglas G. Watson from the Board of Directors after 4 ½ years of service. Mr. Watson resigned as “Part of my desire to reduce the number of public companies where I am involved as a member of the board.” Mr. Watson also recently resigned from two other public company boards. Dr. Kehr said the Company was very thankful for Mr. Watson’s contribution to the board and that the Company had no plans to replace Mr. Watson, as the Company added two new additional directors in the past year.

About InforMedix

InforMedix has developed the Med-eMonitor System as The Medication Adherence Solution for disease management and retail products markets, estimated to involve over 40 million chronic care patients and reach $35 billion in annual revenue (Forrester Research). InforMedix has integrated a portable patient-interactive monitoring device, hardware, software and networked communications system to enable disease management programs, chronically ill patients and their loved ones, and medical researchers to efficiently monitor and manage patients’ medication and care plan adherence, clinical response, and drug safety. The Med-eMonitor is specifically designed to improve patient medication compliance and care plan adherence having consistently achieved adherence levels of greater than 90% in academic medical center programs. In a recent program for diabetes patients, the Med-eMonitor System improved mean medication adherence rates to over 92% compared to a baseline medication adherence rate of 40%, and also reduced Hemoglobin A1c (HbA1c) levels by an average of 18.5% in a 3 month period (p<.002). The Med-eMonitor System leverages InforMedix’s strong intellectual property consisting of 15 issued patents and 13 patents pending. InforMedix’s patents have been cited as prior art by patent examiners in over 150 other issued patents. To find out more about InforMedix, Inc. (OTCBB: IFMX), visit our website at www.informedix.com

This report contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. References made to the discussion of the risk factors are detailed in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2005, and our other filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corporate	Sales	Financial Public Relations
Bruce A. Kehr, M.D.	Linda Oaster	Steve Chizzik/Ira Weingarten
Chief Executive Officer	Director of Sales	Equity Communications
InforMedix, Inc.	InforMedix, Inc.	Tel : 908-688-9111
Tel: 301-984-1566	Tel: 336-644-6499	Tel : 805-897-1880